EX-99.77H - Changes in control of registrant

As of August 5, 2013, TIFF Advisory Services, Inc.
(TAS) became a control person of TIFF Short-
Term Fund (Short-Term Fund), as such term is defined by the Investment Company Act of 1940, as amended (the 1940 Act), following a purchase of shares on that date by TAS, which caused TASs share ownership to surpass 25% of the funds outstanding voting securities.

As of August 26, 2013, TAS ceased to be a control person of Short-Term Fund, as such term is defined by the 1940 Act, as a result of a net subscription of shares on that date by other members of the fund, which caused TASs share ownership to fall below
25% of the funds outstanding voting securities.

As of September 5, 2013, The University of Texas
Law School Foundation (UTLSF) became a control person of TIFF Short-Term Fund (Short-Term
Fund), as such term is defined by the Investment
Company Act of 1940, as amended (the 1940 Act), following a purchase of shares on that date by UTLSF, which caused UTLSFs share ownership to surpass 25% of the funds outstanding voting securities.

As of December 23, 2013, UTLSF ceased to be a control person of Short-Term Fund, as such term is defined by the 1940 Act, as a result of a redemption of shares on that date by UTLSF, which caused
UTLSFs share ownership to fall below 25% of the funds outstanding voting securities.